Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254073

PROSPECTUS

$50,000,000

Common Stock

In accordance with the terms of the Common Stock Sales Agreement, dated as of December 18, 2018 and as amended to date, or the sales agreement, that we entered into with H.C. Wainwright & Co., LLC, or HCW, we may offer and sell shares of our common stock having an aggregate offering price of up to $50 million from time to time through HCW.

Our common stock is listed on the Nasdaq Global Market under the symbol “XOMA.” On March 17, 2021, the last reported sale price of our common stock on the Nasdaq Global Market was $38.90 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. HCW is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between HCW and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to HCW for sales of common stock sold pursuant to the sales agreement will be an amount equal to 3% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, HCW will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of HCW will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to HCW with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 5 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus is March 19, 2021.

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering.

We provide information to you about this offering of shares of our common stock in this prospectus, which describes the specific details regarding this offering. If information in this prospectus is inconsistent with documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus, along with the information contained in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and HCW has not, authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

i

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

Unless otherwise specified or required by context, references in this prospectus to “XOMA,” “the Company,” “we,” “us” and “our” refer to XOMA Corporation, a Delaware corporation and its consolidated subsidiaries, if any, unless otherwise specified.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page 5 and in the documents incorporated by reference into this prospectus.

Company Overview

We are a biotech royalty aggregator. We have a sizable portfolio of economic rights to future potential milestone and royalty payments associated with partnered pre-commercial therapeutic candidates. Our portfolio was built through licensing our proprietary products and platforms from our legacy discovery and development business, combined with acquisitions of rights to future milestones and royalties that we have made since our royalty aggregator business model was implemented in 2017. We expect that most of our future revenue will be based on payments we may receive for milestones and royalties related to these programs.

Our strategy is to expand our pipeline by acquiring additional potential milestone and royalty revenue streams on drug product candidates from third parties. Expanding our pipeline through these acquisitions can allow for further diversification across therapeutic areas and development stages. Our ideal target acquisitions are in pre-commercial stages of development, have an expected long duration of market exclusivity, high revenue potential, and are partnered with a large pharmaceutical or biopharmaceutical enterprise.

Risk Factors Summary

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K as part of your evaluation of the risks associated with an investment in our securities.

•

The COVID-19 pandemic has adversely impacted and could materially and adversely impact in the future our licensees or royalty-agreement counterparties or their licensees, which could cause delays or elimination of our receipts of potential milestones and royalties under our licensing or royalty and milestone acquisition arrangements.

•

Our acquisitions of potential future royalty and/or milestone payments may not produce anticipated revenues and/or may be negatively affected by a default or bankruptcy of the licensor(s) or licensee(s) under the applicable license agreement(s) covering such potential royalties and/or milestones, and if such transactions are secured by collateral, we may be, or may become, under-secured by the collateral or such collateral may lose value and we will not be able to recuperate our capital expenditures associated with the acquisition.

•

Many of our potential royalty acquisitions may be associated with drug products that are in clinical development and have not yet been commercialized. To the extent that such products are not successfully developed and commercialized, our financial condition and results of operations may be negatively impacted. Acquisitions of potential royalties associated with development stage biopharmaceutical product candidates are subject to a number of uncertainties.

•

We depend on our licensees and royalty-agreement counterparties for the determination of royalty and milestone payments. While we typically have primary or back-up rights to audit our licensees and royalty-agreement counterparties, the independent auditors may have difficulty determining the correct royalty calculation, we may not be able to detect errors and payment calculations may call for retroactive adjustments. We may have to exercise legal remedies, if available, to resolve any disputes resulting from any such audit.

•

The lack of liquidity of our acquisitions of future potential milestones and royalties may adversely affect our business and, if we need to sell any of our acquired assets, we may not be able to do so at a favorable price, if at all. As a result, we may suffer losses. We have sustained losses in the past, and we expect to sustain losses in the foreseeable future.

•

Our royalty aggregator strategy may require that we register with the SEC as an “investment company” in accordance with the Investment Company Act of 1940. If we were to become an “investment company” and be subject to the restrictions of the 1940 Act, those restrictions would likely require significant changes in the way we do business and add significant administrative burdens to our operations.

•

Our royalty aggregator strategy may require us to raise additional funds to acquire milestone and royalty interests; we cannot be certain that funds will be available or available at an acceptable cost of capital, and if they are not available, we may be unsuccessful in acquiring milestone and royalty interests to sustain the business in the future.

•

We have significantly restructured our business and revised our business plan and there are no assurances that we will be able to successfully implement our revised business plan or successfully operate as a royalty aggregator.

•

Information available to us about the biopharmaceutical products underlying the potential royalties we buy may be limited and therefore our ability to analyze each product and its potential future cash flow may be similarly limited.

•

Our future income is dependent upon numerous potential milestone and royalty-specific assumptions and, if these assumptions prove not to be accurate, we may not achieve our anticipated rates of returns.

•

Reductions or declines in income from potential milestones and royalties, or significant reductions in potential milestone or royalty payments compared to expectations, or impairments in the value of potential milestones and royalties acquired could have a material adverse effect our financial condition and results of operations.

•

A large percentage of the calculated net present value of our portfolio is represented by a limited number of products. The failure of any one of these products to move forward in clinical development or commercialization may have a material adverse effect on our financial condition and results of operation.

•

We rely heavily on license and collaboration relationships, and any disputes or litigation with our licensees, collaborators and their partners or termination or breach of any of the related agreements could reduce the financial resources available to us, including our ability to receive milestone payments and future potential royalty and other revenues. At any given time, we may be engaged in discussions with our licensees or collaborators regarding the interpretation of the payment and other provisions relating to products as to which we have milestones and potential royalty or other payment rights. Should any such discussions result in a disagreement regarding a particular product that cannot be resolved satisfactorily to us, we may end up being paid less than anticipated on such product which could materially adversely affect our financial condition, results of operation and future prospects.

•

Our potential milestone and royalty providers may rely on third parties to provide services in connection with their product candidate development and manufacturing programs. The inadequate performance by or loss of any of these service providers could affect our potential milestone and royalty providers’ product candidate development.

•	Certain of our technologies are in-licensed from third parties, so our and our licensees’ capabilities using them may be restricted and subject to additional risks.

•	Because many of the companies with which we do business also are in the biotechnology sector, the volatility of that sector can affect us indirectly as well as directly.

•

We may not be able to successfully identify and acquire potential milestone and royalty streams on other products, product candidates, or programs, or other companies to grow and diversify our business, and, even if we are able to do so, we may not be able to successfully manage the risks associated with integrating any such products, product candidates, programs or companies into our business or we may otherwise fail to realize the anticipated benefits of these acquisitions.

•	If our potential royalty providers’ therapeutic product candidates do not receive regulatory approval, our potential royalty providers will be unable to market them.

•	Our potential milestone and royalty providers face uncertain results of clinical trials of product candidates.

•

Our potential royalty providers may be unable to price their products effectively or obtain coverage and adequate reimbursement for sales of their products, which would prevent our licensees and potential royalty providers’ products from becoming profitable and negatively affect the royalties we may receive.

•	We do not know whether there will be, or will continue to be, a viable market for the product candidates in which we have an ownership, milestone or royalty interest.

•

If we and our potential royalty providers are unable to protect our intellectual property, in particular patent protection for principal products, product candidates and processes in which we have an ownership or royalty interest, and prevent the use of the covered subject matter by third parties, our potential royalty providers’ ability to compete in the market will be harmed, and we may not realize our profit potential.

•

We have a continuing obligation to pay quarterly dividends to holders of our Series A Preferred Stock, which will be an on-going expenditure for us and may limit our ability to borrow additional funds.

Corporate Information

We were incorporated in Delaware in 1981 and became a Bermuda-exempted company in December 1998. Effective December 31, 2011, we changed our jurisdiction of incorporation from Bermuda to Delaware and changed our name from XOMA Ltd. to XOMA Corporation.

Our principal executive offices are located at 2200 Powell Street, Suite 310, Emeryville, California 94608. Our telephone number at our principal executive offices is (510) 204-7200. Our website address is www.xoma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

THE OFFERING

Common Stock Offered By Us	Shares of our common stock having an aggregate offering price of up to $50 million.

Manner of Offering	“At the market offering” that may be made from time to time through our sales agent, HCW. See “Plan of Distribution” on page 18.

Use of proceeds	We currently intend to use the net proceeds from this offering primarily to acquire additional potential royalty and milestone revenue streams, for working capital and other general corporate purposes. See “Use of Proceeds” on page 8 of this prospectus.

Risk factors	Investing in our common stock involves significant risks. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to invest in our common stock.

Nasdaq Global Market Symbol	XOMA

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as revised and supplemented by our Quarterly Reports on Form 10-Q filed since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference herein, and any subsequent reports we file after the date of this prospectus, all other information contained or incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with , before deciding whether to purchase any of the common stock being offered under this prospectus. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You will experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 1,285,347 shares of our common stock are sold at a price of $38.90 per share, the last reported sale price of our common stock on the Nasdaq Global Market on March 17, 2021, for aggregate gross proceeds of $50 million, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate dilution of $28.13 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2020, after giving effect to this offering, and the assumed offering price. The exercise of outstanding stock options and warrants will result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

We do not intend to pay dividends in the foreseeable future on our common stock.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future on our common stock.

It is not possible to predict the aggregate proceeds resulting from sales made under the sales agreement.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to HCW at any time throughout the term of the sales agreement. The number of shares that are sold through HCW after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with HCW in any applicable placement notice and the demand for our common stock. Because the price per share of each share sold pursuant to the sales agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the sales agreement.

Sales of common stock offered hereby will be in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice delivered to HCW, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus may contain, forward-looking statements that relate to future periods, which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “project,” “potential,” “believe,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Examples of these statements include, but are not limited to, statements regarding: our future operating expenses, our future losses, the potential success of our strategy as a royalty aggregator, the extent to which our issued and pending patents may protect our products and technology, the potential of our existing product candidates to lead to the development of commercial products, and our ability to receive potential milestone or royalty payments under license and collaboration agreements and the probability, amount and timing of receipt of those payments. These and other risks, including those related to current economic and financial market conditions, are described in more detail in “Risk Factors” above and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $50 million from time to time. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with HCW as a source of financing.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Except as described in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby to acquire additional potential royalty and milestone revenue streams, for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we intend to invest the net proceeds primarily in government securities and short-term, interest-bearing securities.

DILUTION

Our net tangible book value as of December 31, 2020 was approximately $86.4 million, or $7.70 per share (based on 11,228,792 shares of our common stock outstanding). Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2020. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the assumed sale of 1,285,347 shares of our common stock in this offering at an assumed offering price of $38.90 per share, the last reported sale price of our common stock on the Nasdaq Global Market on March 17, 2021, and after deducting estimated offering commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $134.7 million, or $10.77 per share. This represents an immediate increase in net tangible book value of $3.07 per share to existing stockholders and immediate dilution of $28.13 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$38.90
Net tangible book value per share of as December 31, 2020	$7.70
Increase per share attributable to this offering	3.07
As adjusted net tangible book value per share as of December 31, 2020, after giving effect to this offering	10.77
Dilution per share to new investors purchasing our common stock in this offering		$28.13

The table above assumes for illustrative purposes that an aggregate of 1,285,347 shares of our common stock are sold during the term of the sales agreement with HCW at a price of $38.90 per share, the last reported sale price of our common stock on the Nasdaq Global Market on March 17, 2021, for aggregate gross proceeds of $50.0 million. The shares subject to the sales agreement with HCW are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $38.90 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with HCW is sold at that price, would increase our adjusted net tangible book value per share after the offering to $10.80 per share and would increase the dilution per share to new investors in this offering to $29.10 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $38.90 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with HCW is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $10.74 per share and would decrease the dilution per share to new investors in this offering to $27.16 per share, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

The above discussion and table are based on 11,228,792 shares of our common stock issued and outstanding as of December 31, 2020 and exclude the following:

•	1,827,906 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $20.66 per share as of December 31, 2020;

•

19,426 shares of our common stock issuable upon exercise of outstanding warrants at weighted average exercise price of $17.93 per share (as may be adjusted pursuant to their terms) as of December 31, 2020;

•	321,716 shares of our common stock reserved for potential future issuance pursuant to our 2010 Long Term Incentive and Stock Award Plan as of December 31, 2020;

•	239,252 shares of our common stock reserved for potential future issuance pursuant to our 2015 Employee Stock Purchase Plan as of December 31, 2020;

•	5,003,000 shares of our common stock issuable upon the conversion of currently outstanding shares of series X preferred stock as of December 31, 2020; and

•

up to 1,437,338 shares of our common stock issuable upon the conversion of currently outstanding shares of 8.625% series A cumulative, perpetual preferred stock upon a Delisting Event or a Change of Control as described above under “Description of Capital Stock–Preferred Stock.–8.625% Series A Cumulative Perpetual Preferred Stock.”

To the extent that options outstanding as of December 31, 2020 have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our Common Stock, $0.0075 par value (the “Common Stock”) and Preferred Stock, $0.05 par value (the “Preferred Stock”). The Common Stock and the 8.625% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common Stock

General. We are authorized to issue up to 277,333,332 shares of Common Stock. The following description is based on (i) our Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), (ii) the our By-laws, as currently in effect (the “By-laws”), and (iii) the Delaware General Corporation Law (the “DGCL”). The following summary description of our Common Stock is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and By-laws.

Dividend Rights. The holders of our Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

Voting Rights. Each holder of our Common Stock is generally entitled to one vote for each share of Common Stock owned of record on all matters submitted to a vote of our stockholders. Except as otherwise required by law, holders of Common Stock (as well as holders of any Preferred Stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Any matter brought before the stockholders for a vote, other than the election of directors, will generally be decided by a majority of the votes cast on the matter, unless the matter is one in which an express provision of the DGCL, the Certificate of Incorporation, the By-laws, the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities requires a different vote, in which case the express provision will govern and control the decision of the matter. Directors will be elected by a plurality of the votes cast and entitled to vote generally on the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters.

No Preemptive or Similar Rights. Holders of our Common Stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our Preferred Stock (if any).

The rights of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that we may designate and issue in the future.

Preferred Stock

General. Under our Certificate of Incorporation, our board of directors is authorized to issue up to 1,000,000 shares of Preferred Stock, and, by resolution, to divide the Preferred Stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors can, without stockholder approval but subject to the terms of the Certificate of Incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of our Common Stock and which could have certain anti-takeover effects. Before we may issue any series of Preferred Stock, our board of directors will be required to adopt resolutions creating and designating such series of Preferred Stock.

The following summary description of the Preferred Stock is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, By-laws and the certificates of designation of preferences, rights and limitations of each series of the Preferred Stock and the applicable provisions of the DGCL. As of December 31, 2020, 5,003 shares of Series X Preferred Stock and 984,000 shares of 8.625% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) were issued and outstanding.

8.625% Series A Cumulative Perpetual Preferred Stock. We have designated 984,000 shares of our Preferred Stock as Series A Preferred Stock.

The Series A Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all other equity securities issued by us expressly designated as ranking junior to the Series A Preferred Stock;

•

senior with respect to the payment of dividends and on parity with respect to the distribution of assets upon our liquidation, dissolution or winding up with our Series X Preferred Stock and on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock;

•

junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and;

•

effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends. We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by our board of directors, at the rate of 8.625% of the $25.00 liquidation preference per share per year (equivalent to $2.15625 per year). Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October, beginning on or about April 15, 2021; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be December 15, 2020. The first dividend, which is scheduled to be paid on or about April 15, 2021 in the amount of $0.71875 per share of Series A Preferred Stock, will be for more than a full quarter and will cover the period from, and including, the first date we issue and sell the Series A Preferred Stock through, but not including, April 15, 2021. Dividends on the Series A Preferred Stock will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our board of directors does not declare the payment of the dividends.

Liquidation Preference. The liquidation preference of each share of Series A Preferred Stock is $25.00. Upon liquidation, holders of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to accumulated but unpaid dividends with respect to such shares.

Optional Redemption. On and after December 15, 2021, the first anniversary of December 15, 2020, to but excluding the second anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $26.00 per Preferred Share, plus any accrued and unpaid dividends. On and after December 15, 2022, the second anniversary of December 15, 2020, to but excluding the third anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.75 per Preferred Share, plus any accrued and unpaid dividends. On and after December 15, 2023, the third anniversary of December 15, 2020, to but excluding the fourth anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.50 per Preferred Share, plus any accrued and unpaid dividends. On and after December 15, 2024, the fourth anniversary of December 15, 2020, to but excluding the fifth anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.25 per Preferred Share, plus any accrued and unpaid dividends. On and after December 15, 2025, the fifth anniversary of December 15, 2020, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.00 per Preferred Share, plus any accrued and unpaid dividends. We may not redeem the shares of Series A Preferred Stock before the first anniversary of December 15, 2020, except as described below.

Special Optional Redemption Upon a Change of Control or Delisting Event. Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

A “Delisting Event” occurs when, after the original issuance of Series A Preferred Stock, both (i) the shares of Series A Preferred Stock are no longer listed on Nasdaq, the New York Stock Exchange (“NYSE”), or the NYSE American LLC (“NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date (as defined below) or the Change of Control Conversion Date (as defined below), as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of the Series A Preferred Stock will not have the conversion right described below.

Conversion. Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $25.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends up to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined below); and

•	1.46071 (i.e., the Share Cap), subject to certain adjustments;

and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our common stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of Series A Preferred Stock cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

For purposes of this description, “Change of Control Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Change of Control.

For purposes of this description, “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock; and (2) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

For purposes of this description, “Delisting Event Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Delisting Event.

Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series A Preferred Stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. In any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall be entitled to one vote.

Series X Preferred Stock. We have designated 5,003 shares of our Preferred Stock as Series X Preferred Stock. The Series X Preferred Stock ranks:

•	senior to any class or series of our capital stock created specifically ranking by its terms junior to the Series X Preferred Stock;

•	on parity to our Common Stock;

•	on parity to any class or series of our capital stock created specifically ranking by its terms on parity with the Series X Preferred Stock; and

•	junior to any class or series of our capital stock created specifically ranking by its terms senior to the Series X Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Dividends. Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal (on an as-converted basis) to and in the same form as dividends actually paid on our Common Stock or other junior securities.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series X Preferred Stock will participate pari passu (on an as-converted basis, without regard to any blocker provisions) with any distribution of proceeds to holders of our Common Stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series X Preferred Stock. Shares of Series X Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Conversion. The Series X Preferred Stock is convertible at the option of the holders thereof at any time after issuance into the number of registered shares of Common Stock determined by dividing the aggregate stated value of the Series X Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $4.03 and is subject to adjustment as described below. No holder may request a conversion of its Series X Preferred Stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than a pre-set conversion blocker threshold, which will initially be set at 19.99% of our Common Stock then outstanding (the “Beneficial Ownership Limitation”). The amount of beneficial ownership of a holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of that section.

Conversion Price Adjustment—Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in Common Stock on our Common Stock or any Common Stock equivalents, subdivide or combine our outstanding Common Stock, or reclassify our Common Stock in such a way that we issue additional shares of our capital stock, the conversion price will be adjusted by multiplying the then-existing conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares of Common Stock outstanding immediately after such action.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series X Preferred Stock, the holders will have the right to receive, for each share of Common Stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the fundamental transaction had it been the holder of Common Stock immediately prior to the fundamental transaction. The term “fundamental transaction” means any of the following:

•	a merger or consolidation with or into another entity or any stock sale to, or other business combination in which wea are not the surviving entity;

•	the sale of all or substantially all of our assets in one transaction or a series of related transactions;

•

any completed tender offer or exchange offer involving holders of Common Stock in which more than 50% of the Common Stock is converted or exchanged into other securities, cash or property, regardless of who makes such offer; or

•

any reclassification of Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property (but not a reverse stock split).

If the holders of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of Series X Preferred Stock will be given the same choice on conversion of such holders’ shares.

Voting Rights. The Series X Preferred Stock has no voting rights, except to the extent expressly provided in our Certificate of Incorporation or as otherwise required by law. However, so long as 2,502 shares of Series X Preferred Stock are outstanding, we may not take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series X Preferred Stock:

•

amend our Certificate of Incorporation, By-laws or other charter documents so as to materially, specifically and adversely affect the preferences, rights, or privileges of the Series X Preferred Stock;

•	issue additional shares of Series X Preferred Stock or increase or decrease the number of authorized shares of Series X Preferred Stock;

•

sell, assign, monetize, pledge or otherwise divest or encumber our rights under any material license agreement, joint venture or other partnership agreement to which we are a party as of the date of this offering and involving any drug or drug candidate;

•	issue or commit to issue any other equity securities, with certain exceptions;

•

issue any equity-based award or compensation to certain of our officers, unless the award has been unanimously approved by our compensation committee at a time when a designee appointed by the Series X Preferred holders is then serving on that committee; or

•	enter into any agreement or understanding to take any of the actions listed above.

Anti-takeover Effects of Provisions of our Certificate of Incorporation and By-laws and Delaware Law

Certificate of Incorporation and By-laws Provisions. Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of Preferred Stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. In addition, our By-laws require certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings. Our By-laws also provide that our board of directors is able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member. Provisions of Delaware law and our Certificate of Incorporation and By-laws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing on the Nasdaq Global Market

Our common stock is listed on the Nasdaq Global Market under the symbol “XOMA” and our Series A preferred stock is listed on the Nasdaq Global Market under the symbol “XOMAP.”

PLAN OF DISTRIBUTION

We have entered into the sales agreement with HCW, under which we may issue and sell from time to time up to $50 million of our common stock through HCW as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. HCW may also purchase shares of our common stock as principal if expressly authorized to do so by us.

HCW will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and HCW. We will designate the maximum amount of common stock to be sold through HCW on a daily basis or otherwise determine such maximum amount together with HCW. Subject to the terms and conditions of the sales agreement, HCW will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct HCW not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. HCW or we may suspend the offering of our common stock being made through HCW under the sales agreement upon proper notice to the other party. HCW and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to HCW as sales agent equals up to 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also reimbursed HCW for certain specified expenses, including the fees and disbursements of its legal counsel in an amount up to $50,000. We estimate that the total expenses of the offering payable by us, excluding commissions payable to HCW under the sales agreement, will be approximately $0.2 million.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

HCW will provide written confirmation to us following the close of trading on The Nasdaq Global Market as applicable, each day on which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to HCW.

We will report at least quarterly the number of shares of common stock sold through HCW under the sales agreement, the net proceeds to us and the compensation paid by us to HCW in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, HCW will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to HCW will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to HCW against certain liabilities, including liabilities under the Securities Act. As sales agent, HCW will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The Nasdaq Global Market and trades under the symbol “XOMA.” The transfer agent of our common stock is American Stock and Transfer Trust Company, LLC.

HCW and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the common stock offered by this prospectus. Duane Morris LLP is counsel for HCW in connection with this offering.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 10, 2021;

•

the description of our capital stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December  19, 2011, and is part of our registration statement on Form S-4/A filed on December 13, 2011 (registration no. 333-177165), including any amendment or report for the purpose of updating such description; and

•

the description of our series A preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 11, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

XOMA Corporation

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

Attn: Chief Financial Officer

$50,000,000

Common Stock

Prospectus

H.C. Wainwright & Co.

March 19, 2021